AIEDC

Artificial Intelligence as a Service (AIaaS)

A.I. and 5G Enabled Mobile Commerce Services for Small & Midsize Businesses.



Invest

$104 minimum investment

Deadline September 6, 2022
in 2 months

Share Price
$10.40

Total Raised
$129,813

Valuation
$6,612,320

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The Artificial Intelligence Economic Development Corporation (AIEDC) is a 5G - **Cloud Mobile App Maker** and **Service Provider with Machine Learning** to help small and midsize businesses create their own (IOS & Android) mobile apps with no-code or low-code so they can engage and service their customer base, **as well as provide front & back office digitization services for SMB's**.



"There is tremendous synergy in the respective missions and activities of AIEDC, Sapiens Network and Democratizing A.I. --- as these organizations and movements are all working towards shaping a better future for all, in the Smart Technology Era. The latter is also articulated in my Book - Democratizing Artificial Intelligence to Benefit Everyone, which also introduces an "MTP for Humanity" and its associated goals to help shape a "Beneficial Human-Centric Future", along with Sapiens Network as a Decentralized Human-Centric User-Controlled A.I. - Driven super platform to empower individuals and monetize their data and services that can be extended to companies, communities, cities, city-states, and beyond."

Dr. Jacques Ludik

DEAL HIGHLIGHTS

- Stanford University Educated Entrepreneur, as Founder and CEO
- Chief Technical Officer (CTO), and Chief Software Officer (CSO), are leading Scientists in the field of Artificial Intelligence Research, as well as Applied Computer Science and Software Development.
- Board Members consist of the former program Director of NASA, as well as the Machine Learning Technical Lead at Amazon Web Services (AWS).
- Advisory Board Member is the Artificial General Intelligence (AGI) Laboratory Chief Scientist, as well as, the A.I. Senior Software Architect for the Boston Consulting Group (BCG)
- The Company has (3) Trade / Service Marks relating to Machine Intelligence /A.I. in the area of --- Financial Consultancy; Financial Information; Financial Management; Financial Research; and Financial Valuations.
- (USPTO) Serial Numbers: (87388589), (87390367), (87388841)
- The Company also has a Multiyear Partnership Agreement with Lodz University of Technology - a Leading University in the field of Artificial Intelligence and Robotics.
- Gartner Predicts by 2023, over 50% of Medium to Large Businesses will have adopted a Low-Code / No-Code Application.
- The 5G Network Platform will generate around ($31) Trillion Dollars in Revenue by the year 2030, in total revenue for the Global 5G Eco System.
- The market for AI services is estimated to reach $5.5 trillion by 2027.

TEAM

Our team consists of two Ph.D.'s in the field of Applied Computer Science, and the Founder/CEO is a Ph.D. Student in the field of Artificial Intelligence.

We bring to the table many years of technology, leadership, management and industry experience in diverse areas.



Leonard S. Johnson “LS”

Founder/CEO

Leonard is the CEO of the Artificial Intelligence Economic Development Corporation, a “Stanford University Educated Entrepreneur”; and a member of the National Diversity Coalition (NDC) -- additionally, he has been the former CEO of several Startups, as well as - an Author (2011), and conducting Senior Stock Loans for corporate executives. He has also been a member of several other prominent organizations including some of the following: The Association for the Advancement of Artificial Intelligence (AAAI), The Internet Society, The Royal Institute of International Affairs (RIIA), Forbes CEO Network, and Citizens for Global Solutions. After completing Stanford's Post-Graduate SDRM Program, under the School of Engineering which focused on Decision and Probability Theory, as well as being part of the distinguishable low 17% graduation rate. He is now pursuing a Ph.D. Degree in Artificial Intelligence, where his work is focused on building a “Universal Artificial Intelligence” --- M.I.N.D ® Machine Intelligence NeuralNetwork Database with Sequential Decisions Based on Algorithmic Probability and the Markov Decision Processes (MDP) in A.I. --- centered around "IDEAS" in Economics, to take the process from Ideation to Monetization, (Endogenous Growth Theory), as well as to set Policy and Value Iteration.



Dr. Andrzej Romanowski Ph.D., D.Sc.

AIEDC – CTO

Andrzej is also the Vice Dean and Assistant Professor at the Institute of Applied Computer Science at Lodz University of Technology (TUL). His Ph.D. thesis was related to statistical algorithms for inverse problem solving in electrical process tomography measurement systems. His DSc (habilitation) was related to contextual data processing and crowdsourcing methods for industrial processes monitored with tomography systems. Andrzej’s current research focuses on combining data together with users and their needs. He is looking for progress in applications where data processing has not been fully automatized yet. He investigates how to couple human and computer intelligence in order to achieve improved outcomes. Additionally, as a practice-oriented academic with industry experience, he is primarily interested in stimulating user development through interactive systems. His goal is to establish coherent practices that use Human Computer Interaction (HCI) in everyday life, industrial and professional contexts to create knowledge and innovation. Andrew has served for several years as Chapter President and Officer for Polish Information Processing Society Chapter, ACM Lodz Chapter, and SIGCHI Poland Chapter.



Dr. Radosław Adamus Ph.D.

AIEDC – CSO

Radoslaw is also the Assistant Professor at the Institute of Applied Computer Science at Lodz University of Technology (TUL). Radosław received his Ph.D. in Computer Science from the Institute of Computer Science Polish Academy of Science in 2005. He is a passionate teacher and researcher in the field of software engineering with particular emphasis on distributed system design, software architecture, clean code and testing. During his career he participated in many scientific projects in different roles. In addition to academic activity, he is also involved with professional software development in several different roles -- such as; Developer, Analysts, Architect. The experience he has gained is used in teaching his students. The result is the quality and confirmation for "Software testing methods" courses conducted for Computer Science students at the Faculty of Electrical, Electronic, Computer and Control Engineering, at the Lodz University of Technology.

PROBLEM

According to a report that surveyed nearly 40,000 small business owners and managers and was conducted in part by the World Bank, the Organization for Economic Co-operation, and Development (OCED), and the Small Business Roundtable, one-third of small and midsize businesses (SMB) in the U.S. never expect to reopen due to the COVID-19 shutdowns.



Businesses not currently operational or engaging in any revenue-generating activities
by industry
50%
40%
30%
20%
10%
0%
Agriculture Forestry Fishing Mining
Construction
Hotels Cafes Restaurants
Information Comms
Logistics
Manufacturing
Retail
Services

Problem

SOLUTION

The Artificial Intelligence Economic Development Corporation (AIEDC) currently provides **AI research and product development, as well as digitization services** for the front & back office for small & midsize businesses.

Our digitization services include:

A.I. Cloud Churn Prediction:

Using our **M.I.N.D®** *Machine Intelligence NeuralNetwork Database* via machine learning and other data analytics AIEDC can identify SMB's churn rate as a result of COVID-19 and other variables.

A.I. Cloud Future Trends Services:

Using the **M.I.N.D®** *Machine Intelligence NeuralNetwork Database* and our unique algorithm via machine learning and other data analytics, AIEDC helps SMBs predict the *economic & business cycle trends*.

Tech Digitization Services

This includes automation efficiencies, application development for websites, cloud migration, data storage, technological development, IT consulting, IT solutions for SMB's.

AIEDC also plans to provide a 5G - **Cloud Mobile App Maker with Machine Learning** to help small and midsize businesses create their own (IOS & Android) mobile apps with no-code or low-code so they can engage and service their customer base.

Solution



Solution



Exhibit 2

A plan for the first 90 days has four efforts to launch immediately.

	Refocus digital efforts toward changing customer expectations	Use new data and AI[1] to improve business operations	Selectively modernize technology capabilities	Increase organizational drumbeat
Sprint 1: days 1–29	Align organization to new digital priorities	Assess performance of critical decision-support models	Create rightsizing plan for shifting to variable cost structure and begin assessing cyberrisks	Assess where organizational velocity is needed and where remote-work models could drive productivity
Sprint 2: days 30–59	Bring digital channels to parity or better vs competition	Recalibrate and/or rebuild models	Set up cloud-based data platform and automate software-delivery pipeline	Deploy new models leveraging agile and remote
Sprint 3: days 60–90	Launch new digital offerings or channels	Develop next-generation data sets and models for optimal performance	Begin strengthening technology talent bench	Upskill organization for accelerated digital world

[1]Artificial intelligence.

MARKET

First-mover advantages could allow AIEDC to capture a significant market share as it relates to Artificial Intelligence Adoption and Absorption by the small and midsize business market (SMB).

Market



In more than two-thirds of our use cases, artificial intelligence (AI) can improve performance beyond that provided by other analytics techniques.
Breakdown of use cases by applicable techniques, %
Full value can be captured using non-AI techniques
AI necessary to capture value ("greenfield")
AI can improve performance over that provided by other analytics techniques
Potential incremental value from AI over other analytics techniques, %
Travel
Transport and logistics
Retail
Automotive and assembly
High tech
Oil and gas
Chemicals
Media and entertainment
Basic materials
Agriculture
Consumer packaged goods
Banking
Healthcare systems and services
Public and social sectors
Telecommunications
Pharmaceuticals and medical products
Insurance
Advanced electronics/semiconductors
Aerospace and defense
McKinsey&Company
Source: McKinsey Global Institute analysis

Market



Exhibit 1
US consumers are accelerating adoption of digital channels, a trend seen across global regions.
Digital adoption, by industry, % of digital access
Regular users
First-time users
Banking
Entertainment
Grocery
Apparel
Utilities
Telecom carriers
Travel
Insurance
73
21
51
64
24
40
61
31
30
45
13
31
39
9
30
38
11
27
37
6
31
35
8
27

WHY INVEST

We will make money through our A.I. as a Service (AIaaS), by offering the following Services:

- 5G Mobile App Maker with Machine Learning
- Tech Digitization Services
- A.I. Churn Prediction Services
- A.I. Future Economic & Business Cycle Trends Services

We are different because our initial product will be a 5G - Cloud Mobile App Maker with Machine Learning / Artificial Intelligence --- Furthermore through our Strategic Partnership with the Lodz University of Technology --- which relates to the sharing of Results and Research in the field of Artificial Intelligence, as well as - the Developing of Research Projects in the Scientific and Business Communities.

PROGRESS

- Multi-Year Partnership Agreement with Lodz University of Technology.
- Partnership Agreement with Startup Grind / Google for Startups
- Partnership Agreement with the National Diversity Coalition (Under Negotiation)
- Partnership Agreement with the National Asian American Coalition (Under Negotiation)

PRESS

- Lodz University of Technology Promotional Film

ADVISORS AND INVESTORS



Mr. Kris Skrinak
AIEDC - Board Member

Kris has expertise in Economics and Mathematics, as well as being the Global Machine Learning Technical Lead at Amazon Web Services (AWS), and the Co-Founder of the Machine Learning Group for the Amazon Partner Network (APN), prior to Amazon --- Kris was a Computer Vision Architect at GoPro. He founded and sold 2 Silicon Valley startups in Finance and Network Monitoring.

Kris started his career as a Quantitative Strategist at Goldman Sachs, developed predictive maintenance apps as an AI Engineer at ATT, and later was with Sun Microsystems where he developed a love for entrepreneurial ventures. His first start-up was Capital Technologies. CapTech developed a network monitoring system, renamed FogLight, and service organization, renamed SiteRock. FogLight was acquired by Quest Software Inc (NASDAQ: QSFT) and SiteRock by Navisite Inc (NASDAQ: NAVI).

Kris left CapTech to be the lead investor and President of the Web-based investment research firm, ClearStation. After 18 months of aggressive growth Kris guided the sale of the company to E*TRADE Financial (NYSE: ET).



Mr. David J Kelley
AIEDC – Advisory Board Member

David is the Senior Architect for Boston Consulting Group's Omnia Platform Program with Artificial Intelligence.He is the quintessential Technologist and Technocrat, having been everything from CTO, to AGI Scientist. This includes CTO, Futurist, Solution Architect, Development Manager, Software Engineer, Technology Strategist, UX Expert, Principal Architect and more), having acquired diverse experiences collaborating cross-functionally while partnering with co-founders and executives in Technology, Artificial Intelligence, Software Engineering, UX, and across global organizations, skills, and teams. David has also overseen SaaS and cloud infrastructure while maintaining world-class security, reliability, and scalability for corporate clients. Driven innovation and out of the box Research and Development. Part of his success has come from his skills in out of the box thinking and solution architecture. Additional skills in his tool box include business process design, corporate governance, technology strategy, engineering management and global IT operations while serving as a mentor, coach, and leader to team members.

Furthermore, David was a former Microsoft MVP (8 years) and a published author and speaker in software engineering and an active researcher with deep expertise in Artificial General Intelligence (AGI), having published numerous scientific papers, books and videos. Some of his high lights include recent scientific research in A.I. Cognitive Architectures, Patients and showcases like keynote demos for top Microsoft executives.



Dr. Alexander “Rocky” Nawrocki, Ph.D.

Chairman of AIEDC / CEO Airspeed Equity

Airspeed Equity owns 13% of AIEDC

Dr. Nawrocki is the Chairman of the Artificial Intelligence Economic Development Corporation, Alexander is also the CEO of Airspeed Equity, and brings more than 20 years of technology leadership, management and industry experience in many areas. He has broad based experience in several technical areas, as well as being a founding member of the Java-Consortium, he is active in and on several other technology standards boards, and chairs various technical and advisory committees.

In addition to the above activities, he is also acting CEO and chairs several companies’ Board of Directors. Dr. Nawrocki was responsible for managing all aspects of space operations for the Canadian-built, Space Station Robotics, among them systems used to maintain and operate the International Space Station and Space Shuttle.

He staffed and managed a team of 1,200 engineers in multiple geographies with responsibility for designing, developing, and maintaining embedded, real-time, safety critical robotic systems.

Dr. Nawrocki also served as a Professor at École de technologie supérieure (ÉTS) teaching “Object-Oriented Software Engineering” (Graduate Level) and a Professor at École Polytechnique de Montréal Educational Institution teaching “Operations of Human Space Flights” (Graduate Level) and “Space Tele-robotics” (Graduate Level).



Dr. Jacques Ludik

AIEDC – Advisory Board Member

Dr. Jacques Ludik, is a smart Technology Entrepreneur, A.I. Expert, Founder of Multiple A.I. Companies, Author, of an A.I. Ecosystem Builder, and Award-Winning A.I. Leader with a Ph.D. in Artificial Intelligence (Computer Science) and 25+ years' experience in A.I. and Data Science and its applications. He is currently the Founder and CEO of Cortex Group and Cortex Logic that is focused on providing scalable ultra-personalized A.I.-enabled wellness solutions, where Vive Teens is a spin-out company focused on providing an A.I.-driven personal mental wellness companion for teenagers and Journey Wellness is an A.I.-enabled ultra-personalized health wellness platform solution; and the Founder and President of the Machine Intelligence Institute of Africa (MIIA) that focuses on transforming Africa through A.I. --- MIIA aims to transform and help build an A.I.-powered Africa through a strong, innovative and collaborative Machine Intelligence, A.I. and Data Science community, consisting of individuals and key players in the African Artificial Intelligence Ecosystem. He has also invested in The Student Hub that provides online courses from South Africa's leading TVET colleges, through private resources and the latest learning technology. Dr. Ludik is involved in building A.I.-based Data rich platforms that leverage A.I. technologies to unlock business, customer, and societal value. His Massive Transformative Purpose (MTP), is to help shape a better future in the Smart Technology Era, and specifically to help Business and Society thrive to transform Africa. He is also passionate to help Africa through smart technologies such as --- A.I. and Blockchain, as well as building A.I. Communities and Exponential Organizations. One of his previous companies, CSense Systems, was Africa's first A.I. Company that was sold to a

Dr. Nawrocki holds a Bachelor's degree with Honors in Electronic Engineering, Master's degree in Computer Science ("Summa Cum Laude") and a Ph.D. in Aerospace Engineering.

multinational company, specifically General Electric (GE) in 2011.

USE OF PROCEEDS

If the offering's maximum amount of $249,600 is raised:

Use	Value	% of Proceeds
Cloud Computing and Data Hosting	$60,000	24.0%
SG&A	$15,250	6.1%
Management Compensation	$44,000	17.6%
Outsourced Development Compensation	$118,120	47.3%
Intermediary fees	$12,230	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Artificial Intelligence Economic Development Corporation . This offering must raise at least $10,000 by September 6, 2022 at 9:58pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Artificial Intelligence Economic Development Corporation may issue additional securities to raise up to $249,600, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

659,800 shares
× $10.40 per share

$6,861,920 implied valuation

PITCH DECK


5G - Cloud Mobile App Maker with Machine Learning --- to help SMB's create their own (IOS & Android) Mobile Apps with No-Code or Low-Code - to engage and service their Customer Base.
A.I. Research, and Product Development, as well as Digitization Services for the Front & Back Office for Small & Midsize Businesses.
POWERED BY M.I.N.D®

Open Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 10, 2021
- Form C/A on April 28, 2021
- Form C/A on June 30, 2021
- Form C/A on August 27, 2021
- Form C/A on October 27, 2021
- Form C/A on January 3, 2022
- Form C/A on February 28, 2022
- Form C/A on March 31, 2022
- Form C/A on April 18, 2022
- Form C/A on June 30, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Jun 30, 2022 • Filed Form C/A

Jun 24, 2022 • AIEDC to attend AWS SUMMIT in Anaheim,...

Jun 1, 2022 • AIEDC Names Mr. Michael Benezra to their...

May 9, 2022 • AIEDC ATTENDS "TECH COAST VENTURE NETWORK"...

Apr 18, 2022 • Filed Form C/A

Apr 4, 2022 • AIEDC Names Dr. Jacques Ludik Ph.D. to their...

Mar 31, 2022 • Filed Form C/A

Mar 11, 2022 • AIEDC Partner attends Mobile Word Congress...

Feb 28, 2022 • Filed Form C/A

Jan 24, 2022 • AIEDC and SAPIENS NETWORK a Decentralized A.I....

Jan 3, 2022 • Filed Form C/A

Dec 15, 2021 • A Recent report on "No-Code and Low-Code...

Nov 22, 2021 • AIEDC ATTENDS THE (A.I.) SUMMIT AND (IoT) WORLD...

Nov 10, 2021 • AIEDC and Austin Brooklyn Associates presented...

Oct 27, 2021 • Filed Form C/A

Oct 12, 2021 • AIEDC TO PRESENT AND EXHIBIT AT ABAOC SMALL...

Oct 5, 2021 • AIEDC and AUSTIN BROOKLYN ASSOCIATES Sign a...

Sep 14, 2021 • AIEDC INVESTORS UPDATE --- Click on the...

Sep 8, 2021 • AIEDC has an Interview with Stephen k....

Aug 27, 2021	AIEDC ATTENDS GLOBAL CAPITAL NETWORK (GCN)...
Aug 27, 2021	Filed Form C/A
Aug 6, 2021	AIEDC and AGI LABORATORY Sign a Partnership...
Jul 29, 2021	AIEDC participated in the Artificial...
Jul 22, 2021	AIEDC BECOMES A MEMBER OF THE FILIPINO AMERICAN...
Jul 12, 2021	Read the Full Press Release Partnership from...
Jul 9, 2021	AIEDC and AGE-LESS A.I. Signed a Partnership...
Jun 30, 2021	Filed Form C/A
Jun 18, 2021	AIEDC BECOMES A MEMBER OF THE 10K...
Jun 7, 2021	Artificial Intelligence as a Service --- The...
Apr 28, 2021	Filed Form C/A
Apr 23, 2021	AIEDC WINS PRIZE IN START UP FAST PITCH...
Apr 16, 2021	AIEDC BECOMES A MEMBER OF THE ASIAN BUSINESS...
Mar 26, 2021	AIEDC and GENESIS-A.I. Signed an MOU...
Mar 23, 2021	INVESTOR PLACE - RECOMMENDS AIEDC AS A "BUY...
Feb 10, 2021	Primary offering of 24,000 shares at $10.40
Feb 10, 2021	Filed Form C

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